Pimco High Income Fund

Annual Shareholder Meetings Results (unaudited)

The Fund held its annual meetings of shareholders on December 14, 2006. Common and/or Preferred shareholders voted to elect/re-elect the Trustees as indicated below:

                                                                     Withheld
                                                     Affirmative    Authority

Class I Trustee
Election of William B. Ogden, IV to serve until 2007  98,823,941    1,051,626

Class III Trustee
Re-election of Paul Belica to serve until 2009	      98,786,795    1,088,772


Messrs. Robert E. Connor, John J. Dalessandro II*, Hans W. Kertess, John C. Maney and R. Peter Sullivan III continue to serve as Trustees of the Fund.
_________________________

* Preferred Shares Trustee